FOR IMMEDIATE RELEASE                                                (SPSS LOGO)
Contact: Janine Warell
312-261-6535
jwarell@spss.com

           SPSS REPORTS STRONG 2007 FOURTH QUARTER, FULL YEAR RESULTS

CHICAGO, Ill. (USA), February 12, 2008 -- SPSS Inc. (Nasdaq: SPSS), a global provider of predictive analytics software and solutions, today announced record revenues, operating income and earnings for its fourth quarter and fiscal year ended December 31, 2007.

The Company reported fourth quarter revenues of $79.6 million, up 12 percent from $71.1 million in the same quarter of 2006. New license revenues were $42.1 million, up 18 percent from $35.8 million in the fourth quarter of 2006. Operating income increased 26 percent to $14.7 million, or 18 percent of total revenues, from $11.7 million, or 16 percent of total revenues, in the same quarter of 2006. These results include charges for share-based compensation of $2.2 million and $1.7 million in 2007 and 2006, respectively. Results for the fourth quarter of 2007 also include $2.7 million in charges for previously announced organizational restructuring and research and development (R&D) facilities consolidation compared with $0.9 million of similar charges in the same 2006 quarter.

Net income for the fourth quarter of 2007 was $10.0 million, or diluted earnings per share (EPS) of $0.50, compared to $2.0 million, or $0.10 EPS, for the same period in 2006. Results for the fourth quarter of 2006 included a non-cash, non-operating income tax charge of $6.9 million, or $0.33 EPS.

"The fourth quarter was a good end to a good year," said Jack Noonan, SPSS chairman, president and CEO. "Revenue growth in the quarter was powered by new sales of our data mining tools, which augmented another solid increase in new licenses of our statistical products. These trends were evident across all major geographies. We also completed sizable transactions in the quarter with customers across a broad range of industries focused on leveraging their customer relationships. This was highlighted by a 14 percent increase in new revenue from contracts over $100,000 and a 10 percent increase in the average value for such contracts. This growing revenue from enterprise-level deployments reflects continued interest in and demand for predictive analytics at the executive level. Favorable currency exchange rates also accounted for a somewhat higher growth in revenue and earnings than in previous 2007 quarters."

The Company reported maintenance revenues in the 2007 fourth quarter of $30.5 million, up 10 percent from $27.8 million in the same quarter of 2006. This increase was primarily driven by the timing of the initial renewals of maintenance for new license agreements, good renewal rates of existing licenses, and foreign currency effects. Maintenance revenues in the 2007 fiscal year were $118.3 million, 41 percent of total revenues and an 8 percent increase from $109.3 million in 2006.

For the 2007 fiscal year, revenues were $291.0 million, an 11 percent increase from $261.5 million in the 2006 fiscal year. New license revenues were $144.0 million, up 15 percent from $125.0 million in 2006. Operating income for the 2007 fiscal year increased 44 percent to $49.5 million, or 17 percent of total revenues, from $34.3 million, or 13 percent of total revenues, for the 2006 fiscal year. These results include charges for share-based compensation of $7.8 million and $6.7 million in 2007 and

2006, respectively. Results for the 2007 fiscal year also include charges of $4.6 million for organizational restructuring and R&D facilities consolidation compared with similar charges in 2006 of $2.2 million, including $1.3 million for the write-off of obsolete purchased software.

Net income in 2007 was $33.7 million, or $1.65 EPS, compared to 2006 net income of $15.1 million, or $0.73 EPS. Fiscal year 2006 results included a non-cash, non-operating income tax charge of $6.9 million, or $0.34 EPS.

Noonan continued, "The year was marked by several trends in our business that we believe will continue into 2008. The first was strong growth in revenues from our market-leading predictive analytics statistical and data mining tools. Second, revenue growth was highest among commercial customers, as evidenced by major deals completed with firms in industries with large direct customer bases such as consumer products, insurance and telecommunications. The third trend was a growing number of transactions done with our alliances and partners, confirming the validity of our partnering strategy and demonstrating the value that SPSS predictive analytics technology adds to other strategic applications."

Cash at December 31, 2007 was $306.9 million, up from $140.2 million at December 31, 2006 and $297.1 million at September 30, 2007. Cash flow from operations in the fourth quarter of 2007 was $33.4 million compared to $22.3 million for the same quarter in 2006. For the 2007 fiscal year, cash flow from operations was $84.9 million up from $48.2 million for the 2006 fiscal year.

SHARE BUY-BACK

As previously announced, the SPSS Board of Directors authorized the Company to repurchase up to a maximum of two million shares of issued and outstanding common stock and up to $20.0 million principal amount of issued and outstanding convertible notes. This authorization extends until December 31, 2008. In the fourth quarter of 2007, the Company purchased 607,200 shares of its issued and outstanding common stock pursuant to this repurchase program. This purchase was in addition to the 1.5 million shares purchased in the first quarter of 2007 in connection with the convertible debt offering, bringing total shares purchased during 2007 to 2.1 million, or 11 percent of the shares outstanding at December 31, 2006. The shares purchased during 2007 were acquired at an average price of $33.79 per share for a total cash cost of $71.8 million.

Since December 31, 2007, the Company has purchased an additional 853,800 shares of its issued and outstanding common stock pursuant to the repurchase program. Currently, 539,000 shares of common stock remain available for repurchase under this program. Repurchases are not mandatory and will be made from time to time based on the availability of alternative investment opportunities and market conditions.

OUTLOOK AND GUIDANCE

"In addition to solid execution by our sales organization and improved operating performance, we benefited in the fourth quarter from productivity gains and cost management initiatives as well as favorable currency exchange rates," said Raymond Panza, SPSS executive vice president and chief financial officer. "Margin expansion continued into the fourth quarter as growth in revenue was efficiently realized through lower costs resulting in higher operating income. Even with restructuring charges, costs related to facility closures, and higher share-based compensation expense, we achieved record operating margins for both the quarter and full fiscal year. Our balance sheet has become stronger and we are generating sustainable cash flow."

Panza continued, "While cautious about 2008 given the current economic environment, we believe demand for predictive analytics software will continue to grow and, in 2008, total revenue will grow at approximately the same rate as in 2007, excluding the effects of currency. For the 2008 first quarter, revenues are expected to be between $73.0 million and $75.0 million with EPS in the range of $0.40 to $0.45. For the 2008 fiscal year, we expect revenues of between $305.0 million and $315.0 million, with EPS in the range of $1.85 to $1.95. This guidance assumes an expected effective income tax rate of 39 percent and includes expected expense for share based compensation of $0.07 and $0.26 per share for the 2008 first quarter and fiscal year, respectively."

CONFERENCE CALL

The company will host a conference call at 5 p.m. CT/6 p.m. ET on February 12, 2008, to discuss its financial results. The live call will be broadcast online at www.spss.com/invest. Those interested in participating in the live call should dial 866-713-8564 in the United States and 617-597-5312 internationally. The live call pass-code is 82431359. A replay will be available via phone for one week after the call. To access it, participants should dial in the United States 888-286-8010 or 617-801-6888 internationally. Access code 40778949 is required for the replay. An archived version of the call will also be made available online at www.spss.com/invest approximately two hours after the live call.

ABOUT SPSS INC.

SPSS Inc. (Nasdaq: SPSS) is a leading global provider of predictive analytics software and solutions. The company's predictive analytics technology improves business processes by giving organizations forward visibility for decisions made every day. By incorporating predictive analytics into their daily operations, organizations become Predictive Enterprises--able to direct and automate decisions to meet business goals and achieve a measurable competitive advantage. More than 250,000 public sector, academic, and commercial customers rely on SPSS technology to help increase revenue, reduce costs, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.

SAFE HARBOR STATEMENT

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies that are signified by the words "expects," "anticipates," "intends," "believes," "estimates" or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company's control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company's ability to predict revenue, the Company's ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company's business is contained in the Company's Annual Reports on Form 10-K, particularly under the heading "Risk Factors." The Company does not intend to update these forward-looking statements to reflect actual future events.

                           SPSS INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT PER SHARE)
                                   (UNAUDITED)

                                                   Three Months Ended
                                                      December 31,
                                               --------------------------   % of Total Revenue
                                                                    Yr/Yr   ------------------
                                                 2007      2006    % Chg.      2007   2006
                                               -------   -------   ------      ----   ----
Net revenues:
   License                                     $42,139   $35,819     18%        53%    50%
   Maintenance                                  30,462    27,816     10%        38%    39%
   Services                                      7,031     7,508     -6%         9%    11%
                                               -------   -------               ---    ---
Net revenues                                    79,632    71,143     12%       100%   100%
                                               -------   -------               ---    ---
Operating expenses:
   Cost of license and maintenance revenues      4,658     5,030     -7%         6%     7%
   Sales, marketing and services                37,547    30,722     22%        47%    43%
   Research and development                     14,196    14,263      0%        18%    20%
   General and administrative                    8,544     9,433     -9%        11%    14%
                                               -------   -------               ---    ---
Operating expenses                              64,945    59,448      9%        82%    84%
                                               -------   -------               ---    ---
Operating income                                14,687    11,695     26%        18%    16%
                                               -------   -------               ---    ---
Other income (expense):
   Net interest income                           2,407     1,205    100%         3%     2%
   Other                                         (277)       701      NM         0%     1%
                                               -------   -------               ---    ---
Other income (expense)                           2,130     1,906     12%         3%     3%
                                               -------   -------               ---    ---
Income before income taxes                      16,817    13,601     24%        21%    19%
Income tax expense                               6,806    11,603    -41%         8%    16%
                                               -------   -------               ---    ---
Net income                                     $10,011   $ 1,998    401%        13%     3%
                                               =======   =======               ===    ===
Basic net income per common share              $  0.53   $  0.10    430%
Diluted net income per common share            $  0.50   $  0.10    400%
Share data:
Shares used in basic per share computation      18,969    19,733     -4%
Shares used in diluted per share computation    20,120    20,794     -3%

                           SPSS INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT PER SHARE)
                                   (UNAUDITED)

                                                  Year Ended December 31,
                                               ----------------------------   % of Total Revenue
                                                                      Yr/Yr   ------------------
                                                 2007       2006     % Chg.      2007   2006
                                               --------   --------   ------      ----   ----
Net revenues:
   License                                     $143,954   $125,017      15%       49%    48%
   Maintenance                                  118,312    109,277       8%       41%    42%
   Service                                       28,734     27,238       5%       10%    10%
                                               --------   --------               ---    ---
Net revenues                                    291,000    261,532      11%      100%   100%
                                               --------   --------               ---    ---
Operating expenses:
   Cost of license and maintenance revenues      17,728     17,479       1%        6%     7%
   Cost of license and maintenance revenues
      -- software write-off                          --      1,283    -100%        --     0%
   Sales, marketing and services                139,386    124,127      12%       48%    47%
   Research and development                      50,640     51,595      -2%       17%    20%
   General and administrative                    33,789     32,745       3%       12%    13%
                                               --------   --------               ---    ---
Operating expenses                              241,543    227,229       6%       83%    87%
                                               --------   --------               ---    ---
Operating income                                 49,457     34,303      44%       17%    13%
                                               --------   --------               ---    ---
Other income (expense):
   Net interest income                            7,964      3,139     154%        3%     1%
   Gain on divestiture of Sigma-series
      product line                                   --      1,000    -100%        0%     1%
   Other                                         (1,812)    (3,981)    -54%       -1%    -2%
                                               --------   --------               ---    ---
Other income (expense)                            6,152        158      NM         2%     0%
                                               --------   --------               ---    ---
Income before income taxes                       55,609     34,461      61%       19%    13%
Income tax expense                               21,884     19,321      13%        7%     7%
                                               --------   --------               ---    ---
Net income                                     $ 33,725   $ 15,140     123%       12%     6%
                                               ========   ========               ===    ===
Basic net income per common share              $   1.77   $   0.78     127%
Diluted net income per common share            $   1.65   $   0.73     126%
Share data:
Shares used in basic per share computation       19,106     19,451      -2%
Shares used in diluted per share computation     20,440     20,645      -1%

                           SPSS INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                     DECEMBER 31,   DECEMBER 31,
                                                         2007           2006
                                                     ------------   ------------
ASSETS
Current assets
   Cash and cash equivalents                           $306,930       $140,203
   Accounts receivable, net                              56,580         53,814
   Inventories, net                                         698            752
   Deferred income taxes                                  3,964          3,784
   Prepaid income taxes                                   3,301          3,285
   Other current assets                                   4,162          4,692
                                                       --------       --------
      Total current assets                              375,635        206,530

Net property, equipment and leasehold improvements       16,429         17,708
Capitalized software development costs, net              34,140         31,583
Goodwill                                                 42,093         41,923
Intangibles, net                                          3,273          3,470
Deferred income taxes                                    22,731         28,714
Other noncurrent assets                                   6,759          2,566
                                                       --------       --------
      Total assets                                     $501,060       $332,494
                                                       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable                                    $  7,759       $  6,496
   Income and value added taxes payable                  14,737         10,249
   Deferred revenues                                     83,862         73,483
   Other accrued liabilities                             32,988         24,203
                                                       --------       --------
      Total current liabilities                         139,346        114,431

Long-term debt                                          150,000             --
Noncurrent deferred income taxes                            784            795
Other noncurrent liabilities                              1,577            745

Stockholders' equity
   Common Stock                                             189            198
   Additional paid-in capital                           175,267        205,912
   Accumulated other comprehensive income (loss)          2,696         (1,335)
   Retained earnings                                     43,881         11,748
   Treasury stock                                       (12,680)            --
                                                       --------       --------
      Total stockholders' equity                        209,353        216,523
                                                       --------       --------
      Total liabilities and stockholders'  equity      $501,060       $332,494
                                                       ========       ========

                           SPSS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         -------------------
                                                           2007       2006
                                                         --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                            $ 33,725   $ 15,140
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                        18,220     16,536
      Deferred income taxes                                10,627      9,844
      Excess tax benefit from share-based compensation     (5,402)    (3,434)
      Amortization of share-based compensation              7,772      6,704
      Asset impairment and cost management charges          2,310      1,283
      Gain on sale of product line                             --     (1,000)
      Changes in assets and liabilities:
         Accounts receivable                                  (97)    (8,872)
         Inventories                                           60        136
         Prepaid and other assets                             623        676
         Accounts payable                                   1,079     (3,382)
         Accrued expenses                                   7,385      2,403
         Income taxes                                       3,772      2,755
         Deferred revenue                                   6,964      5,898
      Other                                                (2,148)     3,523
                                                         --------   --------
Net cash provided by operating activities                  84,890     48,210
                                                         --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures                                 (5,698)    (4,287)
      Capitalized software development costs              (13,232)   (12,761)
      Proceeds from the divestiture of Sigma-series
         product line                                          --      1,000
                                                         --------   --------
Net cash used in investing activities                     (18,930)   (16,048)
                                                         --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of long-term debt            150,000         --
      Debt issuance costs                                  (4,281)        --
      Purchases of common stock                           (71,819)        --
      Proceeds from stock option exercises and
         employee stock purchase plan                      16,698     19,884
      Tax benefit from stock option exercises               5,402      3,434
      Net repayments under line-of-credit agreements           --     (3,372)
                                                         --------   --------
Net cash provided by financing activities                  96,000     19,946
                                                         --------   --------
Effect of exchange rates on cash                            4,767      3,687
                                                         --------   --------
Net change in cash and cash equivalents                   166,727     55,795
Cash and cash equivalents at beginning of period          140,203     84,408
                                                         --------   --------
Cash and cash equivalents at end of period               $306,930   $140,203
                                                         ========   ========

                           SPSS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION--EFFECT OF SHARE-BASED COMPENSATION ON OPERATING INCOME
                     (IN THOUSANDS, EXCEPT PERCENT AMOUNTS)
                                   (UNAUDITED)

                                                Three Months Ended December 31,
                                      ---------------------------------------------------------
                                                                                 Adjusted To
                                                                                  Exclude
                                                             Share-Based         Share-Based
                                        Reported--GAAP       Compensation       Compensation
                                      -----------------   -----------------   -----------------
                                        2007      2006      2007      2006      2007      2006
                                      -------   -------   -------   -------   -------   -------
Net revenues                          $79,632   $71,143   $    --   $    --   $79,632   $71,143
                                      -------   -------   -------   -------   -------   -------
Operating expenses:
   Cost of license and maintenance
      revenues                          4,658     5,030        --        --     4,658     5,030
   Sales, marketing and services       37,547    30,722       447       660    37,100    30,062
   Research and development            14,196    14,263       335       504    13,861    13,759
   General and administrative           8,544     9,433     1,447       512     7,097     8,921
                                      -------   -------   -------   -------   -------   -------
Operating expenses                     64,945    59,448     2,229     1,676    62,716    57,772
                                      -------   -------   -------   -------   -------   -------
Operating income                      $14,687   $11,695   $(2,229)  $(1,676)  $16,916   $13,371
                                      =======   =======   =======   =======   =======   =======
Operating income as % of revenues          18%       16%                           21%       19%
                                      =======   =======                       =======   =======
Diluted net income per common share   $  0.50   $  0.10   $ (0.07)  $ (0.05)  $  0.57   $  0.15
                                      =======   =======   =======   =======   =======   =======

                                                         Year Ended December 31,
                                      -------------------------------------------------------------
                                                                                    Adjusted To
                                                                                     Exclude
                                                               Share-Based         Share-Based
                                        Reported--GAAP         Compensation        Compensation
                                      -------------------   -----------------   -------------------
                                        2007       2006       2007      2006      2007       2006
                                      --------   --------   -------   -------   --------   --------
Net revenues                          $291,000   $261,532   $    --   $    --   $291,000   $261,532
                                      -------    --------   -------   -------   --------   --------
Operating expenses:
   Cost of license and maintenance
      revenues                          17,728     17,479        --        --     17,728     17,479
   Cost of license and maintenance
      revenues -- software
      write-off                             --      1,283        --        --         --      1,283
   Sales, marketing and services       139,386    124,127     1,406     2,022    137,980    122,105
   Research and development             50,640     51,595     1,302     1,425     49,338     50,170
   General and administrative           33,789     32,745     5,064     3,257     28,725     29,488
                                      --------   --------   -------   -------   --------   --------
Operating expenses                     241,543    227,229     7,772     6,704    233,771    220,525
                                      --------   --------   -------   -------   --------   --------
Operating income                      $ 49,457   $ 34,303   $(7,772)  $(6,704)  $ 57,229   $ 41,007
                                      ========   ========   =======   =======   ========   ========
Operating income as % of revenues           17%        13%                            20%        16%
                                      ========   ========                       ========   ========
Diluted net income per common share   $   1.65   $   0.73   $ (0.24)  $ (0.20)  $   1.89   $   0.93
                                      ========   ========   =======   =======   ========   ========

NOTE - Share-Based Compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment ("SFAS No. 123(R)" or the "Statement") using the modified prospective method. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Prior to the adoption of SFAS No. 123(R), the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options and share-based awards issued before 2006. The Company has provided the effects of share-based compensation to show the effects of share-based compensation and the related effects on operating income and diluted net income per common share.